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                                                                   EXHIBIT 21.1

                             List of Subsidiaries

   The following table sets forth certain information concerning the principal subsidiaries of Sunrise Telecom Incorporated.

                                              STATE OR OTHER
NAME                                          JURISDICTION OF INCORPORATION
----                                          -----------------------------
Sunrise Telecom Broadband, Inc.               Georgia, U.S.A.
Sunrise Telecom Pro.Tel Division S.r.l.       Italy
Sunrise Telecom Broadband Corp.               Nova Scotia, Canada
Taiwan Sunrise Telecom Company Limited        Taiwan

   The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.